Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between VM Consolidated, Inc., a Delaware corporation having its principal offices in Mesa, Arizona and a wholly owned subsidiary of Verra Mobility Corporation (together with Verra Mobility Corporation, the “Company”), and Steven Lalla (the “Executive”).  This Agreement shall become effective on the date of the last signatory hereto, provided, however, that the Agreement is fully executed by February 2, 2021. If the Agreement is not fully executed by February 2, 2021, it shall become null and void.

WHEREAS, the Company desires to employ Executive as its Executive Vice President, Commercial Services, and Executive desires to serve in such capacity on behalf of the Company, upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive acknowledges that he has had an opportunity to consider this Agreement and to consult with an independent advisor of his choosing with regard to the terms of this Agreement and enters into this Agreement voluntarily and with a full understanding of its terms.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Employment.

1.1Employment Period. Executive’s employment hereunder will commence on or before February 15, 2021 (the “Start Date”). Executive shall be employed by the Company (or a Company subsidiary or affiliate) on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice (such period of employment under this Agreement, the “Employment Period”). Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 3 herein.

1.2Public Announcement. Prior to any public announcement made by the Company, Executive shall not make any public release, statement or communication concerning Executive’s acceptance of employment with the Company without the prior written approval of the Company’s Board of Directors (the “Board”) or its designee.

1.3Duties and Responsibilities. Commencing on the Start Date, Executive shall serve as the Executive Vice President, Commercial Services of the Company, reporting to  the Company’s Chief Executive Officer, and shall perform all duties and accept all responsibilities

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incident to such position and such other duties as may be reasonably assigned to Executive by the Company’s Chief Executive Officer consistent with such position.

1.4Extent of Services. Executive shall use his best efforts to carry out Executive’s duties and responsibilities under Section 1.3 hereof and, consistent with the other provisions of this Agreement, shall devote substantially all of Executive’s business time, attention and energy thereto. In the performance of his duties, Executive shall observe and adhere to all applicable Company policies and procedures as may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. During the Employment Period, Executive may engage in volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, in all such cases not interfering with Executive’s responsibilities and performance of Executive’s duties hereunder. The foregoing shall not be construed as preventing Executive from owning less than one percent (1%) of the total outstanding shares of a publicly traded company.

1.5Principal Location of Services. Executive shall perform his duties hereunder principally out of the Company’s corporate headquarters (presently located in Mesa, Arizona) and shall undertake travel within or outside of the United States as is necessary or advisable for the efficient operations of the Company and the performance of Executive’s duties hereunder. For the first 12 months of Executive’s employment (the “Commuting Period”), Executive shall be permitted to telecommute from his current home location, with the expectation that Executive relocate to the greater Phoenix metropolitan area by the end of the Commuting Period (such relocation benefits to be governed by Section 2.8).  During the Commuting Period, Executive shall be reimbursed for his travel expenses when required to attend meetings in person at the Mesa Headquarters in accordance with the Company’s Travel & Expense Policy.

1.6Background Check and Drug Screen.  Executive’s employment is contingent upon verification of Executive’s eligibility to work in the United States and the Company obtaining satisfactory results on a background investigation, reference check, and drug screening of Executive (“Background Check”), which will be conducted at the Company’s expense and in compliance with applicable law.  If the results of Executive’s Background Check do not meet the Company’s satisfaction, the Agreement shall be null and void (even if executed by the Parties).

2.Compensation and Benefits.

2.1Base Salary. For all the services rendered by Executive hereunder, the Company shall pay or cause to be paid to Executive a base salary (“Base Salary”) at the annualized rate of Four Hundred Thousand Dollars ($400,000.00), subject to all required withholdings and authorized deductions and payable in installments at such times as the Company customarily pays its other senior level executives.  Executive’s Base Salary is subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) consistent with other members of the Company’s executive team.

2.2Short-Term Discretionary Cash Bonus. For each fiscal year during the Employment Period, Executive shall be eligible to receive an annual discretionary cash bonus (the “STIP Bonus”) for the services rendered by Executive under this Agreement, subject to the terms and

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conditions as set forth in the Verra Mobility Amended and Restated Short-Term Incentive Plan (or any successor plan) (the “STIP Plan”). Executive’s STIP Bonus target shall be seventy five percent (75%) of the Executive’s Base Salary paid during the applicable plan year. The payment and amount of the STIP Bonus, if any, will be determined by the Compensation Committee based on Executive’s performance and Company financial performance, in each case measured against performance goals and financial targets established by the Compensation Committee.

2.3Equity Compensation.

(a)Equity Grants.  As soon as practical (but not more than two (2) business days) after the first Compensation Committee meeting immediately following Executive’s Start Date (or, if the Compensation Committee’s next such meeting occurs during a blackout period, then promptly after two (2) business days following the end of such blackout period), the Company will grant to Executive, pursuant to the terms of the Verra Mobility Corporation 2018 Equity Incentive Plan, as amended (the “Plan”), and applicable award agreements, the following equity grants:

(i)Time-Based Stock Option Grant. A grant of a non-statutory stock option award under the Plan for a number of shares of Verra Mobility Class A Common Stock with a total value, as measured by the closing price of Verra Mobility’s Class A Common Stock on the Nasdaq Capital Market on the date of grant, equal to three hundred twenty thousand dollars ($320,000) (“Time-Based Option”), subject to the Plan and Executive Time-Based Option award agreement, which shall include an annual time-based vesting of twenty-five percent (25%) increments on each of the first four anniversaries of the grant date, including continued service through each applicable vesting date.  The Time-Based Option will have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a share of common stock of the Company on the date of grant.

(ii)Performance Share Unit Grant.  A grant of a performance share unit award under the Plan for a number of shares of Verra Mobility Class A Common Stock with a total value, as measured by the closing price of Verra Mobility’s Class A Common Stock on the Nasdaq Capital Market on the date of grant, equal to two hundred forty thousand dollars ($240,000) (“PSUs”), subject to the Plan and Executive’s PSU award agreement, which shall include the following vesting schedule: the PSUs shall vest based on Relative Total Stockholder Return (“Relative TSR”), meaning the difference, measured in percentage points (rounded to the nearest 1/100 of 1%), for the three (3) year performance period between the Company Annualized TSR and the Comparator Group Median Annualized TSR, all as determined in accordance with Executive’s PSU award agreement, as well as Executive’s continued service through the end of the performance period.

(iii)Time-Based Restricted Stock Unit Grant.  A grant of a restricted stock unit award under the Plan for a number of shares of Verra Mobility Class A Common Stock with a total value, as measured by the closing price of Verra Mobility’s Class A Common Stock on the Nasdaq Capital Market on the date of grant, equal to two hundred forty thousand dollars ($240,000) (“RSUs”), subject to the Plan and Executive’s RSU award agreement, which shall include annual time-based vesting of twenty-five percent (25%) increments on each of the first

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four anniversaries of the grant date and the terms of the Plan and Executive’s RSU award agreement, including continued service through each applicable vesting date.

(iv)Make-Whole Restricted Stock Unit Grant.  A grant of a restricted stock unit award under the Plan for a number of shares of Verra Mobility Class A Common Stock with a total value, as measured by the closing price of Verra Mobility’s Class A Common Stock on the Nasdaq Capital Market on the date of grant, equal to one hundred thousand dollars ($100,000) (“Make-Whole RSUs”), which shall include annual time-based vesting of twenty-five percent (25%) increments on each of the first four anniversaries of the grant date and the terms of the Plan and Executive’s RSU award agreement, including continued service through each applicable vesting date.

(b)Future Equity Compensation.  During the Employment Period, Executive shall be eligible from time to time to participate in the Company’s equity incentive programs, subject to the discretion of the Board or its authorized designee(s). The terms and conditions of the vesting, forfeiture, and all other matters related to any equity compensation granted to Executive shall be subject to and governed by the Plan and the applicable award agreements and grant documents provided to Executive in connection with such equity compensation.

2.4Retirement and Welfare Plans. Executive shall be eligible to participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from adopting, amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

2.5Vacation. Executive shall be entitled to paid vacation pursuant to the terms and conditions of the Company’s vacation and paid time off policies, as may be in effect from time to time.

2.6Reimbursement of Expenses. Executive shall be eligible to be reimbursed for all customary and appropriate business-related expenses actually incurred by Executive and documented in accordance with the Company’s policies applicable to senior level executives and as may be in effect from time to time.

2.7Sign-On Bonus. Company shall provide a sign-on cash bonus of one hundred thousand dollars ($100,000) (the “Sign-On Bonus”), subject to all required and authorized withholdings. Such Sign-On Bonus shall be paid within thirty (30) days of the Start Date.  Executive shall be obligated to immediately repay the gross amount of the Sign-On Bonus if Executive is terminated by the Company for Cause (as defined in Section 3.7) or if Executive voluntarily terminates his employment other than for Good Reason (as defined in Section 3.7), and other than due to Disability (as defined in Section 3.2) or death, prior to the one-year anniversary of the Start Date.

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2.8Relocation Assistance.  In connection with Executive’s relocation to the greater Phoenix metropolitan area at the end of the Commuting Period, Executive will be entitled to relocation assistance benefits, a summary of which is attached as Exhibit A hereto. Executive shall be obligated to repay the actual expenses incurred by the Company related to shipment of household goods and home purchase expenses in the event Executive is terminated by the Company for Cause (as defined in Section 3.7) or if Executive voluntarily terminates his employment other than for Good Reason (as defined in Section 3.7), and other than due to Disability (as defined in Section 3.2) or death, within twelve (12) months after Executive completes his relocation.

3.Termination. Notwithstanding Section 1, Executive’s employment shall terminate, and the Employment Period shall terminate concurrently therewith, upon the occurrence of any of the following events:

3.1Termination By Company Without Cause or Resignation by Executive for Good Reason.

(a)The Company may terminate Executive’s employment at any time without Cause during the Employment Period from the position in which Executive is employed hereunder upon not less than thirty (30) days’ prior written notice to Executive. The Company shall have the discretion to terminate Executive’s employment during the notice period and pay continued Base Salary in lieu of notice. In addition, Executive may initiate a termination of employment under this Section 3.1 by resigning for Good Reason (in accordance with the notice and other provisions set forth in Section 3.7(b)).

(b)Upon termination under this Section 3.1, Executive shall receive (i) Executive’s accrued but unpaid Base Salary through the date of termination (payable on the Company’s first (1st) payroll processing date after Executive’s date of termination or earlier if required by applicable law), (ii) any unreimbursed business expenses incurred by Executive and payable in accordance with the Company’s standard expense reimbursement policies and Section 20 of this Agreement, and (iii) benefits earned, accrued and due under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (collectively, the amounts in this Section 3.1(b) are “Guaranteed Payments”).

(c)If Executive’s employment terminates as described in Section 3.1(a) above and if, upon such termination, Executive (i) executes within twenty-one (21) days (or forty-five (45) days to the extent required by applicable law) after presentation to the Executive of, that he does not timely revoke, a written general release in a form provided by the Company releasing the Company from any and all claims (including with respect to all matters arising out of or related to Executive’s employment by the Company or the termination thereof) (the “Release”), and (ii) complies with the terms and conditions of the Release, including, without limitation, the terms and conditions of Sections 5, 6, 7, 8, and 9 of this Agreement (which shall be incorporated in the Release by reference) below, Executive will be entitled to receive cash severance in an amount equal to twelve (12) months of Executive’s then-current Base Salary, plus a cash amount representing the total cost of the group healthcare premiums the Executive would have paid based

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on the coverages in effect at the time of Executive’s termination if the Executive elected continuation coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period of twelve (12) months (the “Severance”). The Severance amount, less all required withholdings and authorized deductions, shall be paid in substantially equal installments consistent with the Company’s regularly scheduled payroll procedures until the Severance has been paid in full, subject to Section 3.1(d) below.

(d)Except as otherwise required by Section 3.8, the benefits described in Section 3.1(c) shall begin within sixty (60) days after Executive’s termination date, provided Executive has timely executed and not revoked the Release within such sixty (60) day period; and provided that notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive’s designating the calendar year of payment, and if a payment that is “nonqualified deferred compensation” as defined under Section 409A of the Code (“Section 409A”) is subject to execution of the Release could be made in more than one taxable year of Executive, payment shall be made on the earliest date permitted under the terms of the Release in the later such taxable year.

(e)Executive agrees and acknowledges that the Severance provided to Executive pursuant to Section 3.1(c) is in lieu of, and is not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program, other than the Guaranteed Payments.

(f)Executive agrees and acknowledges that if Executive fails to comply with Section 5, 6, 7, 8 or 9 below, or any obligation set forth in the Release, all payments under Section 3.1(c) shall immediately cease and Executive shall be required to immediately repay any cash Severance previously paid by the Company.

3.2Termination by Reason of Disability. Subject to applicable state and federal law, the Company may terminate Executive’s employment if Executive has been unable to perform the material duties of Executive’s position for a period of ninety (90) consecutive days or one hundred eighty (180) days in the aggregate during any twelve (12) month period because of physical or mental injury or illness (“Disability”). Executive agrees, in the event of a dispute under this Section 3.2 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the Guaranteed Payments as set forth in Section 3.1(b).

3.3Termination by Reason of Death. If Executive dies while employed by the Company, all obligations of the parties hereunder shall terminate immediately. The Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, the Guaranteed Payments as set forth in Section 3.1(b).

3.4Termination by Company for Cause or Resignation by Executive without Good Reason. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive and Executive may initiate a termination of employment by resigning without Good Reason upon not less than thirty (30) days’ prior written notice to the Company, and in any

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such event all payments under this Agreement shall cease except that the Company shall pay to Executive the Guaranteed Payments.  In such event, Executive will not receive the Severance or any other severance compensation or benefits.

3.5Notice of Termination. Any termination of Executive’s employment by either party shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 13. The notice of termination shall (a) indicate the specific termination provision in this Agreement relied upon; (b) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, provided, that no basis need be provided by the Company in connection with a termination without Cause by the Company or a termination without Good Reason by Executive; and (c) specify the termination date in accordance with the requirements of this Agreement.

3.6Cooperation with the Company After Termination. During any notice period preceding termination of Executive’s employment for any reason, Executive agrees to cooperate with the Company in all matters relating to the winding up of Executive’s pending work and the orderly transfer and transition of any such pending work to such other employees as may be designated by the Company.  Following termination of employment, Executive agrees to cooperate with the Company, at reasonable times and locales and upon reasonable prior notice, in (a) responding to requests by the Company for information concerning work performed by Executive during the period of Executive’s employment with the Company and with regard to any matters that relate to or arise out of the business of the Company during the period of his employment and about which Executive may have knowledge; and (b) any investigation or review that may be performed by the Company or any government authority or in connection with any litigation or proceeding in which the Company may become involved. Executive’s obligations under this Section 3.6 include (without limitation) (i) making himself available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative; (ii) assisting the Company or any of its affiliates in any such action, suit, or proceeding, by providing truthful and accurate information; (iii) and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to any of the Company’s affiliates as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations.  The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

3.7Definitions.

(a)“Cause” shall mean: (i) Executive being charged with a felony or misdemeanor criminal offense, other than a misdemeanor traffic offense; (ii) Executive’s engagement in any act involving gross misconduct or dishonesty that is materially injurious to the Company or any of its affiliates; (iii) Executive’s willful and continued breach of, or failure to substantially perform under or comply with any of the material terms and covenants of any written agreement with the Company or any of its affiliates; (iv) Executive’s willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or any of its affiliates with respect to Executive’s job duties or responsibilities, the operation of the Company's or any of its affiliates’ business and affairs, or the management of the

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Company’s or any of its affiliates’ employees; or (v) Executive commits or has committed a breach of any laws or regulations which may affect or relate to the conduct of the Company’s or any of its affiliates’ business; provided, however, that with respect to (iii) and (iv) above, Executive will be provided notice of any misconduct and/or breach constituting Cause and be given a reasonable opportunity (not to exceed thirty (30) consecutive days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case the termination shall be deemed to be immediate), and provided further that such cure period shall only be available for the first such act of misconduct and/or breach of the same or substantially similar type, and subsequent acts of misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Executive’s subsequent cure of same.

(b) “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto:

(i)A material reduction in Executive’s Base Salary;

(ii)The material diminution of Executive’s duties, responsibilities, or authority, provided that Good Reason shall not exist under this clause (ii) if such diminution of authority, duties and responsibilities is a result of the hiring of additional subordinates to assume some of Executive’s duties and responsibilities which are in fact, in the aggregate from time to time, not a material diminution of such authority, duties and responsibilities as Executive Vice President, Commercial Services;

(iii)The Company requires that Executive’s principal office location be moved to a location more than fifty (50) miles from Executive’s principal office location immediately before the change without Executive’s prior consent; or

(iv)A material breach by the Company of this Agreement or any other written agreement between the parties.

For purposes of this Agreement, Executive shall not have Good Reason for termination unless (i) Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to cure the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following expiration of the Cure Period as determined by the Company; and (v) Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

3.8Required Postponement for Specified Executives. If Executive is considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A,

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and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive’s estate within thirty (30) days after the date of Executive’s death.

4.Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the Severance provided for in Section 3 of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program that would otherwise apply to Executive.  In the event of any inconsistency between this Agreement and any other plan, program or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program or agreement specifically refers to this Agreement as not so controlling.

5.Confidentiality. Executive agrees that Executive’s services to the Company are of a special, unique and extraordinary character, and that Executive’s position places Executive in a position of confidence and trust with the Company’s customers, clients, vendors, suppliers, contractors, business partners and employees. Executive also recognizes that Executive’s position with the Company will give Executive substantial access to Confidential Information (as defined below), the unauthorized use or disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. Executive recognizes and agrees, therefore, that it is in the Company’s legitimate business interest to restrict Executive’s use of Confidential Information for any purposes other than the proper discharge of Executive’s employment duties for the Company, and to limit any potential appropriation of Confidential Information by Executive for the benefit of the Company’s competitors and/or to the detriment of the Company. Accordingly, Executive agrees as follows:

(a)Executive shall not at any time, whether during or after the termination of Executive’s employment with the Company for any reason, reveal or disclose to any person or entity any of the trade secrets or confidential information of the Company, or the trade secrets or confidential information of any third party which the Company is under an obligation to keep confidential, including but not limited to trade secrets or confidential information respecting products, projects, designs, developmental or experimental work, computer programs, software, data bases, know-how, processes, formulas, customers, business partners, suppliers, business plans, marketing plans and strategies, finances, employee compensation, or personnel, information obtained from third parties under confidentiality agreements, and other business information (“Confidential Information”), except as may be required in the ordinary course of performing Executive’s duties as an employee of the Company, and Executive shall keep secret all Confidential Information entrusted to Executive and shall not use or attempt to use any such Confidential Information for personal gain or in any manner that may injure or cause loss, or could reasonably be expected to injure or cause loss, whether directly or indirectly, to the Company.

(b)The above restrictions shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Executive; (ii) information received from a

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third party outside of the Company that was disclosed without a breach of any confidentiality obligation on the part of such third party; (iii) information released or disclosed by an authorized representative of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided that Executive shall provide the Company prior written notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit Executive’s ability to (A) discuss the terms of Executive’s employment, wages and working conditions to the extent expressly protected by applicable law, (B) report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under federal or state “whistleblower” laws, or (C) respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation or proceeding.

(c)Executive agrees that during Executive’s employment with the Company Executive shall not take, use or permit to be used any records, data, notes, reports, proposals, lists, correspondence, computer code, specifications, drawings, blueprints, sketches, flow diagrams, materials, equipment, devices or any other documents or property (including photocopies or other reproductions of any of the aforesaid items) or other materials of any nature constituting Confidential Information or Developments (as defined below) otherwise than for the benefit of the Company. Executive further agrees that Executive shall not, after the termination of Executive’s employment for any reason, use or permit to be used any such records, data, notes, reports, proposals, lists, correspondence, computer code, specifications, drawings, blueprints, sketches, flow diagrams, materials, equipment, devices or any other documents or property (including photocopies or other reproductions of any of the aforesaid items), it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that, immediately upon the termination of Executive’s employment for any reason, Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

(d)Executive agrees that upon the termination of Executive’s employment with the Company for any reason, Executive shall not take or retain without written authorization any documents, files or other property of the Company, and Executive will return promptly to the Company any such documents, files or property in Executive’s possession or custody, including any copies thereof maintained in any medium or format. Executive recognizes that all documents, files and property that Executive has received and will receive from the Company (with the exception of documents relating to benefits to which Executive might be entitled following the termination of Executive’s employment with the Company), are for the exclusive use of the Company and employees who are discharging their responsibilities on behalf of the Company, and that Executive has no claim or right to the continued use, possession or custody of such documents, files or property following the termination of Executive’s employment with the Company for any reason.

(e)Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting

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or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Intellectual Property.

(a)If at any time or times during Executive’s employment with the Company Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and Executive shall promptly disclose to the Company (or any persons designated by it) each such Development, and Executive hereby assigns any rights Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b)Upon disclosure of each Development to the Company, Executive will, during Executive’s employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(i)to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(c)In the event the Company is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact for the sole purpose of acting for and on Executive’s behalf and in his stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by Executive.

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7.Non-Competition.  During Executive’s employment with the Company and for a period of twelve (12) months after termination of Executive’s employment (for any reason whatsoever, whether voluntary or involuntary) (the “Non-Competition Period”), Executive shall not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee, representative or stockholder of any company, entity, or other commercial enterprise, or in any other capacity, directly or indirectly engage in the business of developing, manufacturing, marketing, selling and otherwise providing products, hardware, software, materials and support services relating to traffic control solutions, which include without limitation, photo, speed and red light automated enforcement technologies, parking systems, electronic toll collection, toll and traffic violation enforcement management, automated revenue collection processing systems and software, related transaction processing operations for any of the foregoing, and any other products or services offered, conducted, authorized or provided by the Company during the last twelve (12) months of Executive’s employment (the “Business”), in any geographic regions for which Executive was responsible, or performed duties, on behalf of the Company during the last twelve (12) months of Executive’s employment, or in any geographic region in which the Company engaged in such business, or had developed plans to engage in such business, during the last twelve (12) months of Executive’s employment .

The foregoing Non-Competition prohibition shall not prevent Executive’s employment or engagement after termination of Executive’s employment by any company or business organization, so long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the Business. Executive shall be permitted to own securities of a public company not in excess of five percent (5%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of five percent (5%) of any class of such securities and such ownership shall not be considered to be in competition with the Company.

8.Non-Solicitation. During Executive’s employment with the Company and for a period of eighteen (18) months after termination of such employment (for any reason, whether voluntary or involuntary), Executive agrees that Executive will not:

(a)directly or indirectly (i) solicit, entice or induce, or attempt to solicit, entice or induce, any customer or client to become a customer or client of any other person, firm or corporation with respect to any products or services then sold, offered, or under development by the Company, or (ii) solicit, entice or induce, or attempt to solicit, entice or induce any customer, client, vendor, supplier, contractor, or business development partner to cease doing business with or any in way reduce or impair its business relationship with the Company, and Executive shall not approach or contact any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(b)directly or indirectly (i) solicit or recruit, or attempt to solicit or recruit, any employee, consultant or contractor of the Company to terminate employment or otherwise cease providing services to the Company or (ii) solicit or recruit, or attempt to solicit or recruit, any employee to work for or provide services to a third party other than the Company; and Executive shall not approach any such person for such purpose or authorize or knowingly approve the taking of such actions by any other person.

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9.Non-Disparagement.  During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive agrees not to make, or knowingly cause to be made, any public disparaging statement or public communication, written or oral, concerning the Company, or otherwise impugn the business or management of, damage the reputation of, or interfere with the normal operations of the Company or any of its respective past or present employees, executives, officers, directors, shareholders, members, managers, principals, or representatives.  The foregoing prohibitions include, without limitation, (i) non-verbal comments or statements made on the Internet, including without limitation, on blogs, forums, social media platforms, review or rating sites, or any Internet site or online message board (including but not limited to LinkedIn and GlassDoor); and (ii) comments or statements to any person or entity, including without limitation, to the press or media, the Company, or any entity, customer, client, vendor, supplier, consultant or contractor with whom the Company has, has had or may in the future have a business relationship, that would in any way adversely affect the conduct of the business of the Company (including but not limited to any business plans or prospects) or the reputation of the Company or the aforementioned persons (including without limitation former and present employees of the Company).  Nothing in this provision or elsewhere in this Agreement shall (a) affect the parties’ obligation to provide truthful information as may be required by law, rule, regulation or legal process, or as requested by any legal or regulatory authority, (b) unlawfully impair or interfere with Executive’s rights under Section 7 of the National Labor Relations Act, or (c) impair or in any way interfere with the Company’s ability to engage in intra-Company communications between or among officers, members of the Board, and/or their advisors related to Executive’s compensation, retention, and/or job performance.

10.General Provisions.

(a)Executive acknowledges and agrees that, for purposes of Sections 5, 6, 7, 8, and 9 of this Agreement, the term “Company” shall include Verra Mobility Corporation, VM Consolidated, Inc., and their direct and indirect subsidiaries and affiliates.

(b)Executive acknowledges and agrees that the type and periods of restrictions imposed in Sections 7 and 8 of this Agreement are fair, reasonable and no greater than necessary to protect the Company’s legitimate business interests, and that such restrictions are intended solely to protect the legitimate interests of the Company, including its Confidential Information, goodwill (client, customer, employee, and otherwise), and business interests, and shall not in any way prevent Executive from earning a livelihood or impose upon Executive undue hardship. Executive recognizes and agrees that the Company competes and provides its products and services in numerous jurisdictions throughout the word, and that Executive’s access to Confidential Information makes it both reasonable and necessary for the Company to restrict Executive’s post-employment activities in any geographic market in which the Company competes or is developing plans to compete, and in which Executive’s access to Confidential Information and other proprietary information could be used to the detriment of the Company and for which the Company would have no adequate remedy at law. In the event that any restriction set forth in this Agreement is determined by a court of competent jurisdiction to be overbroad or unenforceable with respect to scope, time (duration), or geographical coverage, Executive agrees that such restriction or restrictions shall be modified and narrowed, either by such court of

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competent jurisdiction, or by the Company, to the least extent possible under applicable law for such restriction or restrictions to be enforceable so as to preserve and protect the legitimate interests of the Company as described in this Agreement, and without negating or impairing any other restrictions or agreements set forth herein.

(c)Executive acknowledges and agrees that should Executive breach any of the covenants, restrictions and agreements contained herein, irreparable loss and injury would result to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach would be difficult to fully ascertain. Executive therefore agrees that, in addition to any and all other remedies available at law or at equity, the Company shall be entitled to have the covenants, restrictions and agreements contained in Sections 5, 6, 7, 8, and 9 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders), without the need to post any bond or security, by any state or federal court in the State of Arizona having equity jurisdiction, and Executive agrees to be subject to the jurisdiction of such court and hereby waives any objection to the jurisdiction or venue thereof.

(d)Executive agrees that if the Company fails to take action to remedy any breach by Executive of this Agreement or any portion of the Agreement, such inaction by the Company shall not operate or be construed as a waiver of such breach or of any subsequent or other breach by Executive of the same or any other provision, agreement or covenant.

(e)Executive acknowledges and agrees that the payments and benefits to be provided to Executive under this Agreement are provided as, and constitute sufficient and adequate, consideration for the covenants in Sections 5, 6, 7, 8, and 9 hereof.

(f)Executive’s obligations under Sections 5, 6, 7, 8 and 9 shall survive the termination of Executive’s employment in accordance with their terms and shall remain in effect despite any change in position, title, duties, compensation, or other terms and conditions of Executive’s employment. The existence of a claim by Executive against Company, whether predicated on this Agreement or otherwise, shall not relieve Executive of Executive’s obligations under Sections 5, 6, 7, 8 or 9 or make them unenforceable.

11.Representations and Warranties. Executive represents and warrants the following to the Company, each of which Executive acknowledges is a material inducement to the Company’s willingness to enter into this Agreement and a material provision of this Agreement:

(a)Other than as previously disclosed in writing or provided to the Company, Executive is not a party to or bound by any employment agreements, restrictive covenants, non-compete restrictions, non-solicitation restrictions, and/or confidentiality or non-disclosure agreements with any other person, business or entity, or any agreement or contract requiring Executive to assign inventions to another party (each, a “Restrictive Agreement”), and Executive has conducted a thorough review of any and all agreements he may have entered into with any current or former employer or any other relevant party to ensure that this representation and warranty is correct.

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(b)No Restrictive Agreement prohibits, restricts, limits or otherwise affects Executive’s employment with the Company as an executive or ability to perform any of Executive’s duties or responsibilities for the Company as contemplated herein.

(c)Executive has not made any material misrepresentation or omission in the course of his communications with the Company regarding the Restrictive Agreements or other obligations to any current or former employer or other third party.

(d)Executive has not, directly or indirectly, removed, downloaded, or copied any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or affiliates) without the express written consent of an authorized representative of such entity, and shall not use or possess, as of the date Executive begins employment and at all times during his employment with the Company, any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or affiliates), whether in hard copy or electronic form, including, but not limited to, documents, files, disks, or other materials, all of which Executive is prohibited from using in connection with his employment with the Company.

12.Survivorship. The respective rights and obligations of the parties under this Agreement, including but not limited to those rights and obligations set forth in Sections 5, 6, 7, 8, and 9, shall survive termination of Executive’s employment and any termination of this Agreement for any reason to the extent necessary to the intended preservation of such rights and obligations.

13.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

VM Consolidated, Inc.

1150 North Alma School Road

Mesa, AZ 85201

Attn: General Counsel

If to Executive, to:

The address of his principal residence most recently on file with the Company.

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

14.Contents of Agreement, Amendment, Interpretation and Assignment.

(a)This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and

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understandings concerning Executive’s employment by the Company and cannot be changed or modified except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

(b)The headings in this Agreement are for convenience only, and both parties agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement.

(c)All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

15.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall operate or be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement other than such taxes that are, by their nature, obligations of the Company (for example, and without limitation, the employer portion of the Federal Insurance Contributions Act (FICA) taxes).

18.Counterparts. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

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19.Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the State of Arizona without giving effect to (i) any conflicts-of-law provisions or choice of law provisions of the State of Arizona or of any other jurisdiction which provisions (if applied) would result in the application of the laws of any other jurisdiction other than of the State of Arizona, or (ii) canons of construction or principles of law that construe agreements against the draftsperson. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Arizona or any state court located within such state, in respect of any claim, dispute, or controversy in any way arising out of or relating to this Agreement or Executive’s employment with the Company or the termination thereof, and each party hereby waives, and agrees not to assert as a defense in any action, suit or proceeding in which any such claim is made, that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

20.Section 409A. This Agreement is intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Agreement to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of Executive’s employment under this Agreement may only be made upon a “separation from service” under Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. All reimbursements provided under this Agreement that are “nonqualified deferred compensation” that is subject to Section 409A shall be made or provided in accordance with Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Employment Period (or during such other time period specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “nonqualified deferred compensation” within the meaning Section 409A that were otherwise payable pursuant to the terms of any agreement between Company and Executive in effect prior to the date of this Agreement.

21.Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any of its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code

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and, but for this Section 21, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(a)Any such reduction shall be made in accordance with Section 409A and the following:

(i)the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order; and

(ii)all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. §1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;

(iii)all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and

(iv)all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

(b)Any determination required under this Section 21 shall be made in writing in good faith by an independent accounting firm selected by the Company and reasonably acceptable to the Executive (the “Accountants”). The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 21. For purposes of making the calculations and determinations required by this Section 21, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 21.

(c)It is possible that after the determinations and selections made pursuant to this Section 21 Executive will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Section 21 (“Overpayment”)

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or less than the amount intended or required to be provided after application of this Section 21 (“Underpayment”).

(i)In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment.

(ii)In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to Executive until the payment date.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

VM CONSOLIDATED, INC.

By:
Name:	David Roberts
Title:	Chief Executive Officer

STEVEN LALLA

EXHIBIT A

Relocation Assistance